EX-4.1

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2021, by and among SHOE CARNIVAL, INC., an Indiana corporation (the “Borrower”), the Banks (as defined herein) party hereto, and WELLS FARGO BANK, N.A., a national banking association, as successor-by-merger to Wachovia Bank, National Association (together with its successors and assigns, the “Agent”), as Agent on behalf of itself and the Banks.

W I T N E S S E T H :

WHEREAS, Borrower, the financial institutions from time to time party thereto (the “Banks”), and Agent have executed and delivered that certain Credit Agreement dated as of January 20, 2010, as amended by that certain First Amendment to Credit Agreement dated as of April 10, 2013, as further amended by that certain Second Amendment to Credit Agreement dated as of March 27, 2017, as further amended by that certain Third Amendment to Credit Agreement dated as of April 16, 2020, as further amended by that certain Fourth Amendment to Credit Agreement dated as of July 20, 2020 (and as the same may have been further amended, restated, supplemented, or otherwise modified from time to time before the date hereof, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Agent and the Banks party hereto amend certain provisions of the Credit Agreement as set forth herein, and the Agent and the Banks party hereto have agreed to such amendments, subject to the terms and conditions hereof.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

SECTION 1.  Definitions.  Unless otherwise specifically defined herein, each term used herein (and in the recitals above) which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement.  Each reference to “hereof,” “hereunder,” “herein,” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall from and after the date hereof refer to the Credit Agreement as amended hereby.

SECTION 2.  Amendment to Credit Agreement.

(a)  Section 5.2(d)(iii) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(iii)Borrower may, and may permit its Subsidiaries which are Obligors to, make acquisitions of any Persons or their assets during any 12-month period during the Term of this Agreement which in the aggregate do not exceed $75,000,000, provided that after giving effect to any such acquisition, Borrower shall be in compliance with all of the provisions of this Agreement.

SECTION 3.  Conditions Precedent.  This Agreement shall become effective only upon satisfaction of the following conditions precedent:

(a)execution and delivery of this Agreement by Borrower, Agent, and each of the Banks;

(b)execution and delivery of the Consent, Reaffirmation, and Agreement of the Guarantors at the end hereof by each of the Guarantors; and

(c)execution and delivery of the Florida Out-of-State Affidavit in the form of Exhibit A, attached hereto and made a part hereof, by the Borrower.

SECTION 4.  Miscellaneous Terms.

(a)  Effect of Agreement.  Except as set forth expressly hereinabove, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect, and shall constitute the legal, valid, binding, and enforceable obligations of Borrower.  Except to the extent otherwise expressly set forth herein, the amendments set forth herein shall have prospective application only from and after the date of this Agreement.

(b)  No Novation or Mutual Departure.  Borrower expressly acknowledges and agrees that (i) there has not been, and this Agreement does not constitute or establish, a novation with respect to the Credit Agreement or any of the other Loan Documents, or a mutual departure from the strict terms, provisions, and conditions thereof, other than with respect to the amendments contained in Section 2 above; (ii) nothing in this Agreement shall affect or limit Agent’s and Banks’ right to demand payment of liabilities owing from Borrower to Agent and Banks under, or to demand strict performance of, the terms, provisions, and conditions of the Credit Agreement and the other Loan Documents, to exercise any and all rights, powers, and remedies under the Credit Agreement or the other Loan Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence and continuance of a Default or an Event of Default under the Credit Agreement or the other Loan Documents; and (iii) the amendments in Section 2 above shall not apply to any other past, present, or future noncompliance with any provision of the Credit Agreement or any of the other Loan Documents and do not constitute any course of dealing between Agent, Banks, and Borrower.

(c)  Ratification.  Borrower (i) hereby restates, ratifies, and reaffirms each and every term, covenant, and condition set forth in the Credit Agreement and the other Loan Documents to which it is a party effective as of the date hereof and (ii) restates and renews each and every representation and warranty heretofore made by it in the Credit Agreement and the other Loan Documents as fully as if made on the date hereof and with specific reference to this Agreement and any other Loan Documents executed or delivered in connection herewith (except with respect to representations and warranties made as of an expressed date, in which case such representations and warranties shall be true and correct as of such date).

(d)  No Default.  To induce Agent and the Banks a party hereto to enter into this Agreement and to continue to make advances pursuant to the Credit Agreement (subject to the terms and conditions hereof and thereof), Borrower hereby acknowledges and agrees that, as of the date hereof, and after giving effect to the terms hereof, there exists (i) no Default or Event of Default and (ii) no right of offset, defense, counterclaim, claim, or objection in favor of Borrower or arising out of or with respect to any of the Loans or other obligations of Borrower owed to the Agent and the Banks under the Credit Agreement or any other Loan Document.

(e)  Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  This Agreement may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Agreement.

(f)  Fax or Other Transmission.  Delivery by one or more parties hereto of an executed counterpart of this Agreement via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

(g)  Section References.  Section titles and references used in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

(h)  Further Assurances.  Borrower agrees to take, at Borrower’s expense, such further actions as Agent shall reasonably request from time to time to evidence the amendments set forth herein and the transactions contemplated hereby.

(i)  Severability.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

(j)  Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

[Continued on following page.]

IN WITNESS WHEREOF, each of the Borrower, the Agent, and the Banks a party hereto has caused this Agreement to be duly executed by its duly authorized officer as of the day and year first above written.

BORROWER:

SHOE CARNIVAL, INC., an Indiana corporation

By:	/s/ W. Kerry Jackson
Name:	W. Kerry Jackson
Title:	Senior Executive Vice President, Chief Financial and Administrative Officer and Treasurer

AGENT AND BANKS:

WELLS FARGO BANK, N.A., as successor-by- merger to Wachovia Bank, National Association, as Agent and a Bank

By:	/s/ Eric Montgomery

Name:	Eric Montgomery

Title:	Senior Vice President

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Kelvin Canaday
Name:	Kelvin Canaday
Title:	Assistant Vice President

CONSENT, REAFFIRMATION, AND AGREEMENT OF GUARANTORS

Each of the undersigned (i) acknowledges receipt of the foregoing Fifth Amendment to Credit Agreement (the “Agreement”), (ii) consents to the execution and delivery of the Agreement by the parties thereto, and (iii) reaffirms all of its respective obligations and covenants under that certain Subsidiary Guaranty dated as of January 20, 2010 (as amended, restated, supplemented, or otherwise modified from time to time) and, in each case, agrees that none of its respective obligations and covenants thereunder shall be reduced or limited by the execution and delivery of the Agreement.

This Consent, Reaffirmation, and Agreement of Guarantors (this “Consent”) may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  This Consent may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Consent.

Dated:  November 30, 2021.

SCLC, INC., a Delaware corporation

By:	/s/ Darryl E. Smith

Name:	Darryl E. Smith

Title:	Treasurer and Secretary

SCHC, INC., a Delaware corporation

By:	/s/ Pamela A. Jasinski

Name:	Pamela A. Jasinski

Title:	Secretary and Assistant Treasurer

Exhibit A

FORM OF Florida Out-of-State Affidavit of BORROWER

[See attached.]

FLORIDA OUT-OF-STATE AFFIDAVIT OF BORROWER

STATE OF INDIANA

COUNTY OF VANDERBURGH

I, W. Kerry Jackson, after being duly sworn, depose and say:

(1)I am the Senior Executive Vice President, Chief Financial and Administrative Officer and Treasurer of Shoe Carnival, Inc., an Indiana corporation (the “Borrower”).

(2)On the date hereof, I, on behalf of the Borrower and with full authorization, executed that certain Fifth Amendment to Credit Agreement (the “Amendment”) to be dated on or about the date hereof, by and among the Borrower, the other Loan Parties party thereto, the financial institutions party thereto, and Wells Fargo Bank, National Association, as successor-by-merger to Wachovia Bank, National Association (together with its successors and assigns, the “Agent”), in Evansville, Indiana.

(3)On the date hereof, I, on behalf of Borrower, caused the Amendment to be delivered to Victoria Bartlett, Esq., via overnight courier (to Greenberg Traurig, LLP, 3333 Piedmont Road, NE, Suite 2500, Atlanta, GA  30305, Attn:  Victoria Bartlett), in Atlanta, Georgia.

(4)This Affidavit is made for the benefit of Agent for compliance with the laws of the State of Florida relating to documentary stamp taxes.

[CONTINUED ON FOLLOWING PAGE]

FURTHER AFFIANT SAYETH NOT:
Signature of Borrower: shoe Carnival, Inc.	Dated as of November 30, 2021
By: _________________ Name: W. Kerry Jackson Title: Senior Executive Vice President, Chief Financial and Administrative Officer and Treasurer

The foregoing affidavit was sworn to before me by W. Kerry Jackson this 30th day of November, 2021, in Evansville, Indiana.

Notary Public, State of Indiana

Print Name

My commission expires:

My county of residence:

[NOTARY SEAL]